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                                                                  EXHIBIT 10(a)
                   PR EXPENSE FUNDS ADMINISTRATION AGREEMENT


     This Administration Agreement ("Agreement") is entered into effective on the 9th day of July, 1997 ("Effective Date"), by and between COMPUTERIZED THERMAL IMAGING, INC., a Nevada corporation ("CTI"), LIBERTY CAPITAL GROUP, INC., a Washington corporation ("Liberty"), and Manhattan Financial Group ("Administrator").

                              W I T N E S S E T H:

     WHEREAS, CTI and Liberty entered into an agreement on the Effective Date wherein Liberty has agreed to provide public relations services to CTI (the "Public Relations Agreement"); and

     WHEREAS, the terms and conditions of the Public Relations Agreement provide for the establishment of an account from which approved expenses of Liberty incurred in the performance of public relations services will be paid; and

     WHEREAS, CTI is required to fund the account pursuant to the terms and conditions of the Public Relations Agreement; and

     WHEREAS, CTI and Liberty desire to appoint the Administrator to be solely responsible for the receipt and handling of invoices, confirmation of proper purpose for the expenses, and disbursement of funds with regard to such account;

     NOW THEREFORE, and in consideration of the premises and covenants hereinafter contained, the parties do hereby agree as follows:

     1. APPOINTMENT AND ACCEPTANCE. CTI and Liberty hereby appoint and authorize the Administrator to set up and administer an account pursuant to the Public Relations Agreement (the "Account"). The Administrator hereby accepts such appointment and agrees to take all necessary action to maintain the Account in accordance with the terms of this Agreement, including the acceptance, handling and disbursement of deposited funds.

     2. DELIVERY OF THE FUNDS. Liberty agrees to accept payment (or reimbursement) for its incurred fees and expenses on the terms set forth in this paragraph 2, which amends and supersedes the installment provisions set forth in the Public Relations Agreement. CTI shall deposit, or have deposited on its behalf, an aggregate amount of up to $150,000.00 (the "Funds") into the Account as needed to satisfy the requirements for payment of fees and expenses under the Public Relations Agreement.

     At least monthly, the Administrator shall facilitate CTI's requirement to deposit into the Account such amount as is necessary to pay the sum of all approved expenses incurred or to be incurred or paid by Liberty for the invoice period. Liberty shall submit a proper invoice to the Administrator in advance of payment when possible, or for immediate reimbursement or payment of such expense incurred, but not to exceed five (5) business days for acceptance of the invoice. Said invoice shall include: explanation of service performed and classification of the persons performing this service and the method of calculating the fee; detail for expenses incurred identifying the item and purpose for which the expense is incurred; cost method for calculation of expense; and detail of expenses incurred for prior billing periods with any adjustments required if payments have been made on budgets in prior months. Faxed copies of invoices shall be sufficient. Some billing periods may include invoices for expenses from prior months, such as telephone companies, internet services, advertising services, but the Administrator shall receive invoicing copies within sixty (60) days for payment of any expense.

     Liberty may submit a monthly budget to the Administrator estimating costs to be incurred, and the Administrator shall review and discuss the budget with Liberty and make such adjustments as the Administrator deems advisable, approving the remaining budget for payment. If the Administrator has approved any budget, all of those


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expenses shall be deemed approved and paid when incurred or in advance. If payment is made in advance, Liberty shall provide invoices upon performance of services or receipt of invoices for expenses.

     Liberty shall include in a monthly expense budget an estimate of travel related expenses to be incurred for a maximum of $5,000.00 per month, subject to approval by the Administrator (with counsel from CTI management). Liberty shall detail any services which its employee(s) will charge based on hourly salary wages or contracts set forth in the budget. The budget may estimate telephone charges at the rate of 12CENTS per minute, subject to adjustment when actual telephone bills are received and submitted to the Administrator. Adjustments may be recovered or added to subsequent months budget advance payments. Mailing costs will be budgeted at $500.00 per month, but Liberty shall submit to the Administrator actual mailing costs in subsequent months budget for reimbursement or adjustment. Liberty will bill for services data entry at the rate of $10.00 per hour if performed by Liberty. All other miscellaneous expenses shall be billed upon receipt and verification of invoices. All reasonable expenses will be paid by the Administrator, but the Administrator has the discretion to review and approve all expenses in advance. Once the Administrator has approved the budget, the expenses will be deemed approved, even though the actual expenditure may vary reasonably from the budgeted expense amount. Any reimbursement fee expense not approved by the Administrator shall be subject to the Administrator's reasonable approval. An expense shall be deemed approved when the Administrator provides written confirmation or signs an invoice.

     The parties anticipate that most expenses will be set forth on budgets in advance, against which the Administrator will make payment. Expenses may not exceed the $150,000.00 cap without the approval of the Administrator. CTI recognizes that it may request extra, unanticipated costs or unanticipated printing levels which may require expenditures to exceed the $150,000.00 cap account, but Liberty may not incur expenses under the Public Relations Agreement (including all services, expenses, printing, and advertising) without the approval of the Administrator.

     It is expressly understood that the intent of this Agreement is to facilitate the work of Liberty in its completion of the Public Relations Agreement. It is in the best interest of CTI to permit Liberty to execute its campaign as it deems professionally advisable and for the Administrator to facilitate the effectiveness of Liberty by making the Funds readily available and promptly paid. The spirit of this Agreement is that Liberty will do its best to conserve the Funds and that it will work within the budget approved by CTI.

     3.   ADMINISTRATOR'S RIGHTS AND DUTIES.

          (a) The Administrator is hereby authorized to use the Funds to pay those costs and expenses incurred or to be incurred by Liberty in the performance of services pursuant to the Public Relations Agreement and which are approved by the Administrator (in amount or estimated amount) prior to being incurred ("Approved Expenses"). All other expenses submitted by Liberty, but not approved in advance, shall be reimbursed from the Funds at the sole discretion of the Administrator. All requests for reimbursement of expenses shall be in writing and supported by relevant documentation. The Administrator is further authorized to withdraw from the Funds any amounts required to satisfy the costs and expenses associated with the regular maintenance of the Account, but is not authorized to withdraw any other amounts for the benefit of CTI not requested by Liberty.

          (b) The Administrator shall be protected and not subject to claims in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, or other paper or document which the Administrator believes to be genuine and what it purports to be.

          (c) The Administrator may confer with legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof, or its duties hereunder, and it shall incur no liability and it shall be fully protected in acting in accordance with the opinions of such counsel. CTI shall pay all such legal fees incurred.

          (d) The Administrator shall not be liable for anything which it may do or refrain from doing in connection with this Agreement, including the exercise of discretion in approving requests for expenditures, except for its own gross negligence or willful misconduct. The parties hereto agree to indemnify the Administrator for, and to hold it harmless against, any loss, liability or expense (including, without limitation, reasonable attorney's fees)

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incurred by it without gross negligence or willful misconduct on its part arising out of or in connection with its entering into this Agreement and the carrying out of its duties hereunder.

          (e) The Administrator may resign for any reason, upon thirty (30) days written notice to the parties to the Agreement. Upon expiration of such thirty (30) days notice period, the Administrator may deliver all cash or property in its possession under this Agreement to any successor Administrator appointed by the other parties hereto, or if no successor Administrator has been appointed, to Liberty. Upon either such deliver, Administrator shall be released from any and all liability under this Agreement.

     4. LIBERTY'S RIGHTS. If Administrator fails to pay expenses needed by Liberty to perform the Public Relations Agreement after approval and delivery of proper documentation to Administrator, Liberty's recourse shall be against CTI, not against the Administrator. If failure to pay expenses for Liberty prevents its reasonable performance of the Public Relations Agreement, Liberty shall be entitled to delay its performance until the Funds necessary are made available.

     5. EVENTS OF TERMINATION. The Administrator shall distribute the Funds remaining in the Account, as provided for in Section 5, upon the occurrence of any of the following events: (i) receipt of written notice from CTI and Liberty advising the Administrator that the Public Relations Agreement has been terminated; (ii) receipt of written instructions from CTI and Liberty directing the Administrator to close the Account; or (iii) the Account has not been closed by July 16, 1998. This Agreement shall terminate and the Administrator shall be discharged of all responsibility hereunder at such time as the Administrator shall have distributed any Funds remaining in the Account upon such events and completed its duties hereunder. Liberty shall have thirty (30) days within which to summarize and submit all unpaid expenses to the Administrator.

     6. ALLOCATION OF REMAINING FUNDS. Upon the occurrence of any of the events described in Section 5, the Administrator shall distribute the Funds in accordance with this Section 6. All approved expenses will be paid by Administrator within five (5) business days of receipt of closing invoices. Any Funds remaining after payment of approved expenses shall be distributed according to the joint instructions, or if there are no joint instructions, the Administrator shall distribute the first $10,000 plus 50% of any amount in excess of $10,000 of the Funds remaining in the Account to the Administrator as compensation for services provided under this Agreement. The balance of the Funds remaining in the Account shall be delivered to CTI.

     7. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the state of Washington, without regard to any conflicts of laws provisions thereof.

     8. ALTERNATIVE DISPUTE RESOLUTION. Any controversy or claim arising out of or relating to this Agreement, or the breach, termination, or validity thereof, shall be settled by final and binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA Rules") in effect as of the Effective Date of this Agreement. The American Arbitration Association ("AAA") shall be responsible for (i) appointing a sole arbitrator, and (ii) administering the case in accordance with the AAA Rules. The situs of the arbitration shall be Seattle, Washington. Any order or judgement rendered by the arbitrator may be entered by any court having jurisdiction.

     9. NOTICE. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered, transmitted via confirmed telecopy or mailed by certified or registered mail, return receipt requested, addressed as follows:

     If to CTI:                    David B. Johnston
                                   141 North State Street, Suite 161
                                   Lake Oswego, Oregon 97034
                                   (503) 650-8551 Telecopier


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     If to Liberty:                Jay Allen Greig
                                   814 Lakeway Drive, Suite 262
                                   Bellingham, WA  98226
                                   (360) 676-6580 Telecopier

     If to the Administrator:      Jim Forbes
                                   1147 Manhattan Avenue, #134
                                   Manhattan Beach, California  90266
                                   (310) 796-4546 Telecopier

(or to such other address as may be stated in written notice furnished by any party to the other party), and shall be deemed to have been delivered as of the date so personally delivered or mailed.

     10. DUPLICATE ORIGINALS. This Agreement may be executed in one or more counterparts, each of which shall be treated and deemed an original, but all of which together shall constitute one and the same document.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed this 9th day of July, 1997.

                                COMPUTERIZED THERMAL IMAGING, INC.


                                By: /s/ David B. Johnston
                                   --------------------------------------------
                                Name: David B. Johnston, Chief Executive Officer

                                LIBERTY CAPITAL GROUP, INC.


                                By: /s/ Jay Allen Greig
                                   --------------------------------------------
                                Name:  Jay Allen Greig
                                Title: President
                                       ----------------------------------------
                                ADMINISTRATOR


                                By: /s/ James Forbes
                                   --------------------------------------------
                                    James Forbes



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